UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)  December 13, 2012

INUVO, INC.
(Exact name of registrant as specified in its charter)

Nevada	001-32442	87-0450450
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

143 Varick Street, New York, NY	10013
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code  212-231-2000 not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01    Entry into a Material Definitive Agreement.

Item 5.02   Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain
                            Officers.

           On December 13, 2012 (the “Notice Date”) Inuvo, Inc. delivered notice to Mr. Peter A. Corrao of termination without cause of his employment in all capacities with our company effective January 13, 2013 (the “Termination Date”).  Mr. Corrao, who had served as our Chief Executive Officer and member of our Board of Directors since March 1, 2012, ceased serving as an officer of our company and any of our subsidiaries on the Notice Date. He also tendered his resignation from our Board of Directors effective December 19, 2012.

Mr. Richard K. Howe, Chairman of our Board of Directors who previously served as our Chief Executive Officer from November 2008 to March 2012, has been appointed Chief Executive Officer replacing Mr. Corrao.

Until the Termination Date, we are continuing to compensate Mr. Corrao in accordance with the terms of his employment agreement with us dated March 1, 2012.  Under the terms of the Release Agreement entered into with Mr. Corrao, following the Effective Date we agreed to pay him severance of $427,917 which is payable in 26 equal installments on the 15th and last business day of each month.  During the severance period, Mr. Corrao has agreed to provide us strategic advice and to consult with us as our discretion for up to 40 hours in the aggregate.  Following the Termination Date until the end of the severance period, we also agreed to pay Mr. Corrao an amount equal to 100% of our cost for employee benefits as if he was employed during the severance period as well as the COBRA differential.  As additional consideration for entering into the Release Agreement, we agreed to issue him restricted stock units under our 2010 Executive Compensation Plan for 45,045 shares of our common stock valued at $53,153.10 and vest 50% on the first anniversary of the Notice Date and 50% on the second anniversary of the Notice Date.  In the event there is a change of control of our company during the severance period, all unpaid amounts due under the Release Agreement are due to Mr. Corrao concurrently with the change of control and all unvested restricted stock units will immediately vest.  The performance of each party under the Release Agreement is contingent upon the other party not breaching their obligations.

The foregoing description of the Release Agreement is qualified in its entirety by reference to the agreement which is filed as Exhibit 10.30 to this report.

Biographical information for Mr. Howe is contained in the proxy statement for our 2012 annual stockholder’s meeting which was held on June 21, 2012 as previously filed with the Securities and Exchange Commission on April 30, 2012.  In conjunction with assuming the additional duties of Chief Executive Officer, Mr. Howe will continued to be compensated under the terms of his employment agreement with us dated March 1, 2012.

Item 7.01    Regulation FD.

On December 19, 2012 Inuvo, Inc. issued a press release announcing Mr. Howe’s appointment as our Chief Executive Officer in conjunction with Mr. Corrao’s departure.  A copy of this press release is furnished as Exhibit 99.1 to this report.

Pursuant to General Instruction B.2 of Form 8-K, the information in this Item 7.01 of Form 8-K, including Exhibit 99.1, is being furnished and shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934 or otherwise be subject to the liabilities of that section, nor is it incorporated by reference into any filing of Inuvo, Inc. under the Securities Act of 1933 or the Securities Exchange Act of 1934, whether made before or after the date hereof, regardless of any general incorporation language in such filing.

Item 9.01    Financial Statements and Exhibits.

(d)           Exhibits.

10.30	Release Agreement dated December 19, 2012 by and between Peter A. Corrao and Inuvo, Inc.

99.1	Press release dated December 19, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INUVO, INC.

Date: December 19, 2012	By:	/s/ John Pisaris
John Pisaris, General Counsel

EXHIBIT INDEX

Exhibit No.	Description

10.30	Release Agreement dated December 19, 2012 by and between Peter A. Corrao and Inuvo, Inc.

99.1	Press release dated December 19, 2012